Exhibit 10.6

PROMISSORY NOTE

$500,000.00	August 7, 2009 Louisville, Kentucky

     For value received, Beacon Enterprise Solutions Group, Inc., a Nevada corporation (the “Borrower”) promises to pay to the order of John D. Rhodes Family Limited Partnership (the “Lender”), at 916 Woodland Drive, Elizabethtown, Kentucky 42701 or such other address as the holder hereof may direct, the principal sum of Five Hundred Thousand Dollars ($500,000.00).

     This Note shall not bear interest. The entire outstanding principal balance of this Note shall be due and payable on September 6, 2009 (the “Maturity Date”). All or any part of the outstanding principal amount of this Note may be prepaid at any time without penalty.

     Failure of the holder of this Note to exercise any of its rights and remedies shall not constitute a waiver of any provision of this Note or of any of such holder’s rights and remedies, nor shall it prevent the holder from exercising any rights or remedies with respect to the subsequent happening of the same or similar occurrences. All remedies of the holder hereof shall be cumulative to the greatest extent permitted by law. Time shall be of the essence for all payments hereunder.

     This Note shall not be deemed to be in default until the holder makes written demand payment hereunder on or after the Maturity Date (as may be from time to time amended) and, upon the failure of the Borrower to pay the outstanding principal amount hereunder within five (5) business days of the receipt of such demand, the holder declares a default by written notice of such declaration to the Company. If there is any default under this Note, and this Note is placed in the hands of an attorney for collection, or is collected through any court, including any bankruptcy court, the Borrower promises to pay to the order of the holder hereof such holder’s reasonable attorney’s fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this note or enforcing the holder’s rights with respect to any collateral securing this note, to the extent allowed by the laws of the Commonwealth of Kentucky or any state in which any collateral for this note is situated.

     This Note has been delivered in, and shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

     All parties to this instrument, whether makers, sureties, guarantors, endorsers, accommodation parties or otherwise, shall be jointly and severally bound, and jointly and severally waive presentment, demand, notice or dishonor, protest, notice of protest, notice of nonpayment or nonacceptance and any other notice and all due diligence or promptness that may otherwise be required by law, and all exemptions to which they may now or hereafter be entitled under the laws of the Commonwealth of Kentucky, of the United States of America or any state thereof. The holder of this instrument may whether one or more times, with or without notice to any party, and without affecting the obligations of any maker, surety, guarantor, endorser, accommodation party or any other party to this note (1) extend the time for payment of either principal or interest from time to time, (2) release or discharge any one or more parties liable on this note, (3) suspend the right to enforce this note with respect to any persons, (4) change, exchange or release any property in which the holder has any interest securing this Note, (5) justifiably or otherwise, impair any collateral securing this note or suspend the right to enforce against any such collateral, and (6) at any time it deems it necessary or proper, call for and should it be made available, accept, as additional security, the signature or signatures of additional parties or a security interest in property of any kind or description or both.

/s/ Bruce Widener Bruce Widener, Chief Executive Officer Beacon Enterprise Solutions Group, Inc.